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                                                                    EXHIBIT 12.1

                          HARVARD INDUSTRIES  INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                        DIVIDENDS ON PREFERRED STOCK
                          (In thousands of dollars)

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
                                                                    Three months ended       Six months ended
                                                                         March 31,               March 31,
                                                                 -----------------------  -----------------------
                                                                      1997        1996         1997        1996
                                                                 -----------  ----------  -----------  ----------

Pre-tax income (loss)  from continuing operations................$  (167,629) $  (20,413) $  (197,309) $  (21,237)
Add: Fixed charges...............................................     12,469      10,545       24,657      20,829
                                                                 -----------  ----------  -----------  ----------

Income as adjusted...............................................$  (155,160) $   (9,868) $  (172,652) $     (408)
                                                                 ===========  ==========  ===========  ==========

Fixed charges:
    Interest on indebtedness.....................................$    12,144  $   10,311  $    24,332  $   20,361
    Portion of rents representative of the interest factor.......        325         234          325         468
                                                                 -----------  ----------  -----------  ----------
    Fixed charges................................................     12,469      10,545       24,657      20,829
Dividends on preferred stock and accretion.......................      4,224       3,712        8,448       7,422
                                                                 -----------  ----------  -----------  ----------

Fixed charges and dividends on preferred stock...................$    16,693  $   14,257  $    33,105  $   28,251
                                                                 ===========  ==========  ===========  ==========
Ratio of earnings over fixed charges and dividends
    on preferred stock ..........................................     n/a    x     n/a   x     n/a    x     n/a

Deficiency of earnings over fixed charges  and
    dividends on preferred stock.................................$  (171,853) $  (24,125) $  (205,757) $  (28,659)
                                                                 ===========  ==========  ===========  ==========

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